Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-174556, 333-180140 and 333-187225) and Form S-3 (No. 333-193934) of our reports dated March 13, 2014, relating to the consolidated financial statements of Solazyme, Inc. and subsidiaries, and the effectiveness of Solazyme, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Solazyme, Inc. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
March 13, 2014